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                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in Registration Statement No. 333-92091 of Alaska Communications Systems Group, Inc. on Form S-8 of our reports on the following financial statements of the following companies (for the periods indicated) appearing in the Annual Report on Form 10-K of Alaska Communications Systems Group, Inc. for the year ended December 31, 1999:

        - Our report dated February 25, 2000 on the consolidated balance sheet of Alaska Communications Systems Group, Inc. and subsidiaries as of December 31, 1999 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1999.


        - Our report dated March 24, 1999 on the consolidated balance sheet of Alaska Communications Systems Holdings, Inc. and Subsidiaries as of December 31, 1998 and the related consolidated statement of cash flows for the period from July 16, 1998 (date of inception) through December 31, 1998.

        - Our report dated March 25, 1999 on the combined financial statements of CenturyTel Alaska Properties as of December 31, 1997 and for the year ended December 31, 1996, the eleven months ended November 30, 1997, and one month ended December 31, 1997.

        - Our report dated March 25, 1999 on the combined financial statements of Telephone Fund of Fairbanks Municipal Utilities Services as of October 6,1997 and for the year ended December 31, 1996 and the period ended October 6, 1997.


/s/ DELOITTE & TOUCHE LLP
Portland, Oregon
March 20, 2000


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